                              ASSET PURCHASE AGREEMENT

                             DATED AS OF APRIL 20, 1998

                                       AMONG

                            GREAT PLAINS SOFTWARE, INC.,

                                   ICONTROL, INC.

                                        AND

                                    HOLIEN, INC.

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   PURCHASE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . .   2
     (a)   Transfer of Assets. . . . . . . . . . . . . . . . . . . . . . .   2
     (b)   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . .   4
     (c)   Assumption of Liabilities . . . . . . . . . . . . . . . . . . .   5
     (d)   Excluded Liabilities. . . . . . . . . . . . . . . . . . . . . .   5
     (e)   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .   5
     (f)   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     (g)   Instruments of Transfer to Purchaser. . . . . . . . . . . . . .   6

2.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND PARENT. . . . . . . . .   6
     (a)   Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . .   6
     (b)   Corporate Organization. . . . . . . . . . . . . . . . . . . . .   7
     (c)   Authorization . . . . . . . . . . . . . . . . . . . . . . . . .   7
     (d)   Non-Contravention . . . . . . . . . . . . . . . . . . . . . . .   8
     (e)   Consents and Approvals. . . . . . . . . . . . . . . . . . . . .   8
     (f)   Financial Statements. . . . . . . . . . . . . . . . . . . . . .   9
     (g)   Loss Contingencies; Other Non-Accrued Liabilities . . . . . . .   9
     (h)   Absence of Certain Changes. . . . . . . . . . . . . . . . . . .   9
     (i)   Real Properties . . . . . . . . . . . . . . . . . . . . . . . .  10
     (j)   Equipment Personal Property . . . . . . . . . . . . . . . . . .  11
     (k)   Inventories . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     (l)   Receivables . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (m)   Intellectual Property . . . . . . . . . . . . . . . . . . . . .  12
     (n)   Litigation/Level 2 Customer Situations. . . . . . . . . . . . .  14
     (o)   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     (p)   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     (q)   Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . .  17
     (r)   Contracts and Commitments; No Default . . . . . . . . . . . . .  17
     (s)   Orders, Commitments and Returns . . . . . . . . . . . . . . . .  18
     (t)   Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (u)   Dealers and Suppliers . . . . . . . . . . . . . . . . . . . . .  19
     (v)   Permits and Other Operating Rights. . . . . . . . . . . . . . .  20
     (w)   Compliance with Law . . . . . . . . . . . . . . . . . . . . . .  20
     (x)   Assets of Business. . . . . . . . . . . . . . . . . . . . . . .  20
     (y)   Business Generally. . . . . . . . . . . . . . . . . . . . . . .  20
     (z)   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (aa)  Accuracy of Information . . . . . . . . . . . . . . . . . . . .  21
     (bb)  Product and Service Warranties. . . . . . . . . . . . . . . . .  21
     (cc)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (dd)  Ownership of Company. . . . . . . . . . . . . . . . . . . . . .  21


3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . .  22
     (a)   Corporate Organization. . . . . . . . . . . . . . . . . . . . .  22
     (b)   Authorization . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (c)   Non-Contravention . . . . . . . . . . . . . . . . . . . . . . .  22
     (d)   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (e)   Consents and Approvals. . . . . . . . . . . . . . . . . . . . .  22
     (f)   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

4.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (a)   Conduct of the Business . . . . . . . . . . . . . . . . . . . .  23
     (b)   No Solicitation of Alternate Transaction. . . . . . . . . . . .  24
     (c)   Full Access to Purchaser. . . . . . . . . . . . . . . . . . . .  25
     (d)   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  25
     (e)   Filings; Consents; Removal of Objections. . . . . . . . . . . .  26
     (f)   Further Assurances; Cooperation; Notification . . . . . . . . .  26
     (g)   Supplements to Disclosure Schedule. . . . . . . . . . . . . . .  26
     (h)   Public Announcements. . . . . . . . . . . . . . . . . . . . . .  27
     (i)   Transactional Tax Undertakings. . . . . . . . . . . . . . . . .  27
     (j)   Bulk Transfers. . . . . . . . . . . . . . . . . . . . . . . . .  27
     (k)   Employee Matters. . . . . . . . . . . . . . . . . . . . . . . .  27

5.   CONDITIONS TO OBLIGATIONS OF PURCHASER. . . . . . . . . . . . . . . .  28
     (a)   Representations and Warranties True . . . . . . . . . . . . . .  28
     (b)   Performance . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     (c)   Required Approvals and Consents . . . . . . . . . . . . . . . .  29
     (d)   Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . .  29
     (e)   No Proceeding or Litigation . . . . . . . . . . . . . . . . . .  29
     (f)   Legislation . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     (g)   Certificates. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     (h)   Non-Competition Agreements. . . . . . . . . . . . . . . . . . .  30
     (i)   License Agreement . . . . . . . . . . . . . . . . . . . . . . .  30
     (j)   ANZA Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  30
     (k)   Minority Shareholder Consents . . . . . . . . . . . . . . . . .  30
     (l)   Registrant Name Change Agreement. . . . . . . . . . . . . . . .  30
     (m)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

6.   CONDITIONS TO COMPANY'S OBLIGATIONS . . . . . . . . . . . . . . . . .  30
     (a)   Representations and Warranties True . . . . . . . . . . . . . .  30
     (b)   Performance . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     (c)   Corporate Approvals . . . . . . . . . . . . . . . . . . . . . .  31
     (d)   No Proceeding or Litigation . . . . . . . . . . . . . . . . . .  31
     (e)   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     (f)   Certificates. . . . . . . . . . . . . . . . . . . . . . . . . .  31
     (g)   Payment of Consideration. . . . . . . . . . . . . . . . . . . .  31
     (h)   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     (i)   Liabilities Undertaking . . . . . . . . . . . . . . . . . . . .  31

7.   TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . . .  32
     (a)   Methods of Termination. . . . . . . . . . . . . . . . . . . . .  32
     (b)   Procedure Upon Termination. . . . . . . . . . . . . . . . . . .  32

8.   SURVIVAL AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .  33
     (a)   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     (b)   Indemnification by Company and Parent . . . . . . . . . . . . .  33
     (c)   Indemnification by Purchaser. . . . . . . . . . . . . . . . . .  34


     (d)   Method of Asserting Claims. . . . . . . . . . . . . . . . . . .  34

9.   ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .  35
     (a)   Non-Competition Agreement . . . . . . . . . . . . . . . . . . .  35
     (b)   Use of Company Name . . . . . . . . . . . . . . . . . . . . . .  36

10.  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .  36
     (a)   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (b)   Amendment and Modification. . . . . . . . . . . . . . . . . . .  36
     (c)   Waiver of Compliance; Consents. . . . . . . . . . . . . . . . .  36
     (d)   No Third Party Beneficiaries. . . . . . . . . . . . . . . . . .  36
     (e)   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     (f)   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     (g)   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  38
     (h)   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  38
     (i)   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     (j)   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .  38
     (k)   Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . .  38
     (l)   Certain Definitions . . . . . . . . . . . . . . . . . . . . . .  38
     (m)   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                  LIST OF EXHIBITS*

NAME OF EXHIBIT                                                NUMBER OF EXHIBIT
---------------                                                -----------------
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 1(a)

Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . Exhibit 1(b)

Liabilities Undertaking. . . . . . . . . . . . . . . . . . . . Exhibit 1(c)

Calculation of Purchase Price. . . . . . . . . . . . . . . . . Exhibit 1(e)(1)

Allocation of Purchase Price Among
 Company's Assets. . . . . . . . . . . . . . . . . . . . . . . Exhibit 1(e)(2)

Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 1(g)

Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 2(k)

Intellectual Property. . . . . . . . . . . . . . . . . . . . . Exhibit 2(m)

Software Programs. . . . . . . . . . . . . . . . . . . . . . . Exhibit 2(m)(iv)

401k Plan Matching . . . . . . . . . . . . . . . . . . . . . . Exhibit 2(q)

Product and Service Warranties . . . . . . . . . . . . . . . . Exhibit 2(aa)

Required Consents and Approvals. . . . . . . . . . . . . . . . Exhibit 3(e)

License Agreement. . . . . . . . . . . . . . . . . . . . . . . Exhibit 5(h)

ANZA Agreement . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 5(i)

Minority Shareholder Consents. . . . . . . . . . . . . . . . . Exhibit 5(k)

Registrant Name Change Agreement . . . . . . . . . . . . . . . Exhibit 5(l)

Opinion of Company Counsel . . . . . . . . . . . . . . . . . . Exhibit 5(m)

Trademark Assignment Agreement . . . . . . . . . . . . . . . . Exhibit 5(n)

Copyright Assignment Agreement . . . . . . . . . . . . . . . . Exhibit 5(o)

Non-Competition and Continuity of Business
 Undertaking . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit 9(a)

----------------------------
* The exhibits to the Asset Purchase Agreement have been omitted. The Registrant hereby undertakes to file any such exhibits with the Securities and Exchange Commission as supplemental information upon request.

                               LIST OF DEFINED TERMS


TERM                                                                        PAGE
----                                                                        ----
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Compensation Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Indemnifying Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . . . . . .  3
Latest Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Liabilities Undertaking . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Software Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Source Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Tax Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Welfare Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Year 2000 Compliant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14


                              ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT, dated as of April 20, 1998, is by and among Great Plains Software, Inc., a Minnesota corporation ("Purchaser"), ICONtrol, Inc., a South Dakota corporation ("Company"), and Holien, Inc. a South Dakota corporation ("Parent").

     A. The parties hereto wish to provide for the terms and conditions upon which Purchaser will acquire substantially all of the assets of Company.

     B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of assets and also to prescribe various conditions to such transaction.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                       SECTION 1

1.   PURCHASE OF ASSETS.

     (a) TRANSFER OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Company shall, at the Closing, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Company, all of Company's right, title and interest, as of the Closing Date, in and to all of the assets of Company related to, or used in conjunction with, Company's business (except for those assets used primarily in conjunction with company's Internet Service Provider and Tools Group lines of business)(the "Business") as listed in Exhibit 1(a) (collectively, except for the excluded assets set forth in Section 1(b) hereof, the "Assets"), including, but not limited to:

          (i) All of the equipment, tools, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Company and used by Company in the operation of the Business;

          (ii) Company's interest in all real property leases to which Company is a party that are used in connection with the operation of the Business, all of which leases are identified in Exhibit 1(a) hereto.

          (iii) Company's interest in all personal property leases to which Company is a party that are used in connection with the operation of the Business, all of which leases are identified in Exhibit 1(a) hereto.

          (iv) All of Company's inventories of supplies, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Company's interest in all orders or contracts for the purchase of supplies, product labels and packaging materials used in connection with the Business;

          (v) Company's interest in all licenses, contracts or agreements with respect to the Business to which Company is a party, including, without limitation, those identified in Exhibit 1(a), and all royalties pertaining thereto;

          (vi) All unfilled, uncompleted and ongoing customer contracts, including support and maintenance contracts, commitments or purchase or sales orders received and accepted by Company in connection with the Business in the ordinary course of business;

          (vii) All rights in U.S. and foreign patents, patent applications, trademarks, service marks, trade names, corporate names, the name "ICONtrol" or any combination of words in which such name appears and any derivatives thereof, Internet domain names, slogans, logos, copyrights, trade secrets, know-how and all other intellectual property rights owned by, licensed to or otherwise controlled by Company in connection with the conduct of the Business or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto (hereinafter collectively referred to as the "Intellectual Property Rights");

          (viii) All documents or other tangible materials embodying technology or the Intellectual Property Rights owned by, licensed to or otherwise controlled by Company, whether such properties are located on Company's premises or on the premises of Company's affiliates, licensors, suppliers, distributors or customers, including, without limitation all software programs (including all object codes, source codes, source materials and the like), all documents, processes, associated results and copies constituting, describing or relating to company's software programs, all memoranda, descriptions, specifications, drawings, schematics, and notebooks relating to company's software, all end user documentation for company's software and all technical information, process technology, plans, drawings, blueprints, graphic designs and packaging designs;

          (ix) All of Company's books, records, databases and other documents and information relating to the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, support information, commission records, correspondence, employee payroll and copies of excerpts from personnel files, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

          (x) All accounts or notes receivable (excluding intra-company accounts) owing to Company that relate to the Business;

          (xi) The current telephone listings of the Business, including customer support telephone numbers, and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

          (xii) All permits, licenses and other governmental approvals held by Company with respect to the Business, to the extent they are assignable;

          (xiii) All prepaid expenses and deposits made by Company with respect to the Business;

          (xiv) Any rights to recovery by Company arising out of litigation with respect to the Business that is pending prior to or commences after the Closing Date; and

          (xv) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (vii) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name or any other Intellectual Property Rights used in the conduct of the Business as now conducted), all related tangibles and intangibles which Company uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

The parties hereto expressly agree that Purchaser is not assuming any other assets of Company or the Business or of the liabilities, obligations or undertakings relating to the Assets or the Business, except for those liabilities and obligations specifically assumed by Purchaser in Section 1(c) hereof.

     (b) EXCLUDED ASSETS. Notwithstanding the terms of Section 1(a), the following assets shall be retained by Company and shall not be sold, transferred or assigned to Purchaser in connection with the purchase of the Assets:

          (i) The consideration delivered to Company pursuant to this Agreement for Company's Assets;

          (ii) Cash and cash equivalents of Company with respect to the Business;

          (iii) Shares of capital stock of Company including shares held by Company as treasury shares;

          (iv) All corporate certificates of authority and corporate minute books and the corporate stock record or register of Company;

          (v) Such licenses, permits or other certificates of authority which, by their terms, are nonassignable, all of which are identified in Exhibit 1(b) as being retained by Company;

          (vi) All insurance policies; and

          (vii) Any other items listed in Exhibit 1(b).

     (c) ASSUMPTION OF LIABILITIES. Purchaser shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date, the liabilities of Company set forth in the Liabilities Undertaking, in the form of
Exhibit 1(c) hereto.

     (d) EXCLUDED LIABILITIES. Other than as expressly set forth in the Liabilities Undertaking, Company shall retain, and Purchaser shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser of, any liabilities, obligations or undertakings of Company of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. Company shall be responsible for all of the liabilities, obligations and undertakings of Company not assumed by Purchaser pursuant to Section 1(c) hereof, including but not limited to any bank debts, guarantees, intercompany liabilities of Company and any liabilities allocated to or passed through to Company from Parent or company's affiliates.

     (e) PURCHASE PRICE. Purchaser will, in full payment for Company's Assets, pay to Company a total purchase price as set forth in Exhibit 1(e)(1):

          (i) By federal wire transfer at the Closing in immediately available funds to a bank account of Company or its designate pursuant to written instructions of Company given to Purchaser at the Closing; and

          (ii) By the execution and delivery to Company at the Closing of the Liabilities Undertaking.

          (iii) For tax purposes the purchase price for Company's Assets has been allocated by the parties as set forth in Exhibit 1(e)(2) hereto.

     (f) CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 7 hereof, a closing (the "Closing") will be held on April 20, 1998 (the "Closing Date") or such other date as the parties may mutually agree on. The Closing shall be held at such place and such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

     (g) INSTRUMENTS OF TRANSFER TO PURCHASER. At the Closing, Company will deliver to Purchaser: (i) such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser Company's title to the Assets, including without limitation: (A) general bills of sale relating in Purchaser good and marketable title to all of the Company's Assets in the form attached as Exhibit 1(g) hereof, (B) appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Company's Assets, (C) specific bills of sale, endorsements and technology assignments transferring to the Purchaser the Intellectual Property Rights described in Section 1(a)(vii), and
(D) such written consents, agreements and other instruments as Purchaser shall reasonably request to enable it to use the name "ICONtrol, Inc." and all other trade names of Company used in the Business, and all other variations or combinations thereof; and (ii) all data relating to the assets, property, goodwill and business included in the Business. Simultaneously with such delivery, Company will take all actions necessary to put Purchaser in actual possession and operating control of Company's Assets.

                                     SECTION 2

2.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND PARENT.

     Company and Parent, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof as follows;

     (a)  DISCLOSURE SCHEDULE.  The disclosures set forth in Exhibits 2 to
Exhibit 2(aa) schedule marked as Exhibit 2 hereto (the "Disclosure Schedule") is divided into sections which correspond to the subsections of this Section 2.
The Disclosure Schedule is accurate and complete. Disclosures in any subsection thereof shall not constitute disclosure for purposes of any other subsection and any other section or subsection of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement.

     (b) CORPORATE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the law of the state of its incorporation, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets in all jurisdiction in which the Company conducts business.

     (c) AUTHORIZATION. Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Parent has the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Section 5 to be executed and delivered by any of them as a condition to the Closing. The Board of Directors of Company has taken all action required by law, its articles or certificate of incorporation and bylaws and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Company and no other corporate action by Company is necessary to consummate the sale and purchase of Assets contemplated herein. This Agreement and the transactions contemplated herein have been approved by Parent and all other shareholders of Company in accordance with applicable law. This Agreement has been duly and validly executed by Parent and no other corporate action by Parent is necessary to consummate the sale and purchase of Assets contemplated herein. This Agreement is the valid and binding legal obligation of Company and Parent, enforceable against Company and Parent in accordance with its terms.

     (d) NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of Company; or (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any lease, license, obligation, contract, commitment, permit, instrument or other agreement or obligation to which Company, Parent or any affiliate of Company is a party or by which Company or any of company's properties or assets or any properties of Parent or any affiliate of Company is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Company, Parent or any affiliate of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of company's properties or assets or any properties of Parent or any affiliate of Company is or may be bound; or (iii) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities") (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws").

     (e) CONSENTS AND APPROVALS. Except as set forth in Exhibit 3(e), with respect to Company and Parent, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as

"Consents") any individual or entity, including without limitation any affiliate of Company or any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company or Parent or the consummation by Company or Parent of the transactions contemplated herein.

     (f) FINANCIAL STATEMENTS. Company has furnished to Purchaser Company's balance sheets and statements of operations (or income or loss), and the preliminary reports of independent public accountants. The most recent audited balance sheet so described is referred to herein as the "Latest Balance Sheet." Prior to Closing, Company will furnish the financial statements and preliminary reports of independent public accountants, including audited financial statements of Company as of January 30, 1998 and January 31, 1997 and for each of the three years ended January 30, 1998 Purchaser will reimburse Company for the cost of such audit, up to the amount of $22,000 plus reasonable expenses Except as disclosed therein, the aforesaid financial statements (i) are or will be, as the case may be, in accordance with the books and records of Company and have been, or will be, as the case may be, prepared in conformity with generally accepted accounting principles consistently applied for all periods, and (ii) fairly present and will fairly present, as the case may be, the financial position of Company as of the respective dates thereof, and the results of operations for the periods then ended, all in accordance with generally accepted accounting principles consistently applied for all periods. Company agrees to provide to Purchaser the final audited financial statements for the Company by April 30, 1998. The Purchase Price will be adjusted in the event of a difference between the preliminary and final audited financial statements.

     (g) LIABILITIES. Company has disclosed to Purchaser all known material liabilities, claims and assessments associated with the Business and Assets transferred at the Closing Date and the Company has appropriately accounted for all known material unasserted liabilities, claims and assessments in accordance with GAAP.

     (h) ABSENCE OF CERTAIN CHANGES. Since the date of the Latest Balance Sheet, Company has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice; without limiting the generality of the foregoing, Company has not, subject to the aforesaid exceptions:

          (i) suffered any material adverse change in its condition (financial or otherwise), assets, properties, liabilities, obligations, businesses, prospects, goodwill or going concern value or experienced any event or failed to take any action which reasonably could be expected to result in such a material adverse change;

          (ii) sold, disposed of, licensed or transferred any right or interest in or to company's Intellectual Property Rights, except in the ordinary course of business;

          (iii) suffered any material loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships;

          (iv) mortgaged, pledged, or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible;

          (v) acquired or disposed of any material assets or properties, tangible or intangible;

          (vi)  entered into any material transaction;

          (vii) granted to any officer or salaried employee or any other employee any increase in compensation in any form;

          (viii) entered into any commitment for capital expenditures for additions to plant, property or equipment; or

          (ix) agreed, whether in writing or otherwise, to take any action described in this subsection.

     (i) REAL PROPERTIES. Company owns no real property. Company's leasehold interests in real property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach or default thereof or thereunder. To the best of Company's knowledge, ll real properties leased to Company used in the conduct of its business are free from structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects. To the best of Company's knowledge, each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, and there is, to the knowledge of Company, no such Law contemplated that would affect adversely the right of Company to lease and operate and use such real properties. To the best of Company's knowledge, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties.

     (j) EQUIPMENT AND PERSONAL PROPERTY. Company has good and merchantable right, title and interest in and to, or a leasehold interest in and to, all its equipment and other personal property reflected in the Latest Balance Sheet and purchased or otherwise acquired since the date of the Latest Balance Sheet (except for such items sold or leased in the ordinary course of business since the date of the Latest Balance Sheet). None of such equipment or other personal property owned by Company is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record). The equipment and other personal property of Company which are necessary to the conduct of its business are in good operating condition and repair and fit for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected.

     (k) INVENTORIES. All of Company's inventories of supplies, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Company's interest in all orders or contracts for the purchase of supplies, product labels and packaging materials used in connection with the Business are of a quality and quantity usable in the ordinary course of business. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles. Exhibit 2(k) contains a materially complete and accurate summary of the Company's inventory relating to the Business as of the Closing Date.

     (l) RECEIVABLES. With regard to the receivables, (i) Company has good right, title and interest in and to all its accounts and notes receivable and trade notes and trade accounts reflected in the Latest Balance Sheet and those acquired and generated since the date of the Latest Balance Sheet (except for those paid since the date of the Latest Balance Sheet); (ii) none of such accounts and notes receivable and trade notes and trade accounts is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); (iii) except to the extent of applicable reserves shown in the Latest Balance Sheet, all of the accounts and notes receivable, trade notes and trade accounts owing to Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of set-off against any thereof; and (iv) the aging schedule of the accounts and notes receivable and trade notes and trade accounts of Company previously furnished to Purchaser is complete and accurate. Company warrants that it has appropriately reserved for accounts believed to be uncollectable and has disclosed such reserves to Purchaser. The Company warrants that the balance of the accounts receivable in excess of the reserved balance are believed to be collectible by Purchaser. On the Closing Date, company's accounts receivable are as set forth in Exhibit 1(a).

     (m)  INTELLECTUAL PROPERTY.

          (i) Exhibit 2(m) contains an accurate and complete listing of all the Intellectual Property Rights. Company owns and possesses sole right, title and interest, or holds a valid license, in and to the Intellectual Property Rights.
Exhibit 2(m) accurately and completely describes all Intellectual Property Rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Company has taken all reasonable and appropriate action to protect the Intellectual Property Rights set forth under such caption.

          (ii) Exhibit 2(m) contains an accurate and complete listing of each license or distribution agreement or agreement providing for the payment or receipt of royalties or other compensation by Company in connection with the Intellectual Property Rights; all such agreements are valid and binding, in full force and effect and neither Company nor any licensees of Company are in default under any of them nor does Company or Parent have any knowledge of any claim that any such agreement is in default or that an event of default has occurred, which, with the giving of notice or passage of time, would become a default. There are no outstanding and, to the best knowledge of Company or Parent, no threatened disputes or disagreements with respect to any such agreement.

          (iii) All employees of Company have executed written agreements with Company which assign to Company all rights to any inventions, improvements, discoveries or information which relate to the Business. No employee of Company has entered into any agreement which restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Company. It will not be necessary in the course of the Business as currently being operated or as contemplated to be operated to utilize any inventions of any of company's employees made prior to or outside of the scope of his or her employment by Company.

          (iv) Exhibit 2(m), contains an accurate and complete listing of all of Company's data base and software programs, including test, prototype and beta versions, and any and all related end user documentation and materials (hereinafter collectively referred to as the "Software Programs"). Company is the sole owner and original developer of the Software Programs as listed in
Exhibit 2(m)(iv). The source code for the Software Programs (the "Source Code") is current as of the date of this Agreement, reflects the most current version or release of the Software Programs and is sufficient to enable Purchaser to build, modify and maintain such Software Programs.

          (v) Neither Company nor Parent has received any notice of, nor are there any facts known to Company or Parent which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights; no claim by any third party contesting the validity of any Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; neither Company nor Parent has received any notice of any infringement, misappropriation or violation by Company of any intellectual property rights of any third parties and Company has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products or services currently being sold or licensed by Company or with respect to the products or services currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted. Notwithstanding the above, Company has informed Purchaser of a potential infringement of its mark `ICONtrol' by a third party in the United Kingdom.

          (vi) Subject only to the limitations in Purchaser's Dexterity software, all of company's software programs as defined in Exhibit 2(m)(iv)functions in a manner as to allow the error-free computation of dates before, during and after January 1, 2000 ("Year 2000 Compliant") and will properly record, store, process, manage, specify and print four digit dates (and data involving or based on four digit dates) falling on or after January 1, 2000, in the same manner, and with the same functionality, accuracy, data integrity and performance as it records, stores, processes, manages, specifies and prints calendar dates and date data (and data utilizing or based on that data) falling on or before December 31, 1999. Such software, will operate properly with other software used in the Business of Company or which interacts in any way with the Assets sold hereunder, including without limitation, other software which delivers records to, or receives records from, such Assets. Company has, and will transfer similar warranties from all of its suppliers related to such suppliers' products and business processes, and Company and Parent have no knowledge that any such products or business processes are not Year 2000 Compliant.

          (vii) No Source Code has been deposited or transferred to any third party.

     (n) LITIGATION/LEVEL 2 CUSTOMER SITUATIONS. Except as separately disclosed to Purchaser,, there is no Level 2 customer, legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the knowledge of Company or Parent, threatened or contemplated by or against or involving Company or Parent or their respective assets, properties or businesses, or directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     (o) TAX MATTERS. There are no liens for Taxes upon any assets of the Company. Purchaser is not liable for any tax liability incurred prior to the Closing Date. Company will indemnify and hold Purchaser harmless from any such liability. For purposes of this Agreement, The term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

     (p) INSURANCE. Company warrants that appropriate levels of property and casualty insurance, inclusive of general liability, theft, workers' compensation, health, business interruption were maintained prior to and including the Closing Date.

     (q) BENEFIT PLANS. Purchaser is not and will not become liable to any employee, person or entity with respect to the Company's employee benefit plan, including without limitation any liability under the group health plan continuation requirements of COBRA. Notwithstanding the foregoing, for any such employee who is employed by the Purchaser in connection with the purchase of Assets under this Agreement (there being no obligation on Purchaser to do so), the Purchaser shall provide at its expense vacation accrued with the Company at the Closing Date as set forth in the Liabilities Undertaking. Purchase Price will be adjusted to reflect Company's 401k plan match for the period from January 1, 1998 through April 20, 1998 for all employees transferring to Purchaser. Purchaser will include the amounts for each employee transferred as set forth in Exhibit 2(q).

     (r)  CONTRACTS AND COMMITMENTS; NO DEFAULT.

          (i) Purchaser has provided to Company a complete and accurate list of all vendor, customer support, implementation, training and maintenance agreements relating to Company's software products. Customer is not in default of any such contracts, nor is it aware of any customer defaults of such agreements.

          (ii)   Company:

                 A. except with respect to the agreements set forth in Exhibit 2(r), has no written contract, commitment, agreement or arrangement with any person or, to Company's and Parent's knowledge, any oral contract, commitment, agreement or arrangement which (1) requires payments individually in excess of $10,000 annually or in excess of $20,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and
(2) is not terminable on thirty (30) days' or less notice without cost or other liability;

                    B.   has no other obligations to any vendors;

                    C. is not restricted by agreement from carrying on the Business or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

                    D. is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

                    E. except as separately disclosed to Purchaser, is not subject to any outstanding sales or purchase contracts, commitments or proposals which will result in any loss upon completion or performance thereof;

                    F. is not party to any purchase, license, service or sale contract or agreement that calls for aggregate purchases, licenses, services or sales in excess over the course of such contract or agreement of $10,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days' or less notice without cost or other Liability at or any time after the Closing;

                    G. has no distributorship, dealer, manufacturer's representative, franchise or similar sales contract relating to the payment of a commission.

          (iii) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to subsection 2(r)(ii) have been made available to Purchaser for review. All such items are valid and enforceable by and against Company in accordance with their respective terms; Company is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and, to Company's and parent's knowledge, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     (s) ORDERS, COMMITMENTS AND RETURNS. With the exception of those accounts specifically reserved for, all accepted and unfulfilled orders for the sale or license of products and the performance of services entered into by Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of
business.   With the exception of those accounts specifically reserved for, there are no claims against Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

     (t) LABOR MATTERS. There are no employment liability or labor issues of which the Company is aware as of the date of Closing. Company will indemnify and hold harmless purchaser for any such liability or issue. Purchaser will not be responsible for any severance pay with regard to any employee not transferred to Purchaser.

     (u) DEALERS AND SUPPLIERS. There has not been in the twelve-month period prior to the date hereof any material adverse change in the business relationship of Company with any dealer, distributor, OEM or supplier to Company.

     (v) PERMITS AND OTHER OPERATING RIGHTS. Company does not require the Consent of any Authority to permit it to operate the Business in the manner in which it presently is being operated, and possesses all permits and other authorizations from all Authorities presently required necessary to permit it to operate it businesses in the manner in which they presently are conducted.

     (w) ASSETS OF BUSINESS. The Assets owned or leased by Company, except for the Assets excluded in Exhibit 1(b), constitute all of the assets held for use or used in connection with the Business and are adequate to carry on the Business as presently conducted and as contemplated by Company to be conducted.

     (x) BUSINESS GENERALLY. To Company's and parent's knowledge, there has been no event, transaction or information which has come to the attention of Company or Parent which, as it relates to the Business of Company, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business.

     (y) BROKERS. Neither Company nor Parent nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company or Parent for any such fee or commission to be claimed by any person or entity.

     (z) ACCURACY OF INFORMATION. No representation or warranty by Company or Parent in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.

     (aa) PRODUCT AND SERVICE WARRANTIES. Exhibit 2(aa) describes the warranties given by the Company for all products licensed or sold, and all services provided, as part of the Business. The description of Company's product and service warranties set forth under the caption referencing this
Section 2(aa) is correct and complete. There are no claims or liabilities outstanding, pending or, to the best knowledge of Company or Parent, threatened for breach of any warranty relating to any products sold or licensed, or services performed, by Company as part of the Business prior to the date hereof. The reserves for warranty claims on the Latest Balance Sheet of Company are consistent with Company's prior practices .

     (bb) SUBSIDIARIES. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

     (cc) OWNERSHIP OF COMPANY. Parent is the holder of eighty three (83%) percent of the outstanding capital stock of Company, and David Petersen, Gerry Holien and David Holien, hold 5%, 10% and 2% percent of the outstanding capital stock of Company respectively. There are no other shareholders in Company and there are no outstanding options or warrants whereby any additional person or
entity has the right to become a shareholder of Company.   Each shareholder of
Company has approved this Agreement and each of the transactions contemplated herein, and no further actions are required by Parent or Company's shareholders to consummate this Agreement or the transactions contemplated herein.


                                     SECTION 3

     3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Company and Parent as of the date hereof as follows:

     (a) CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the law of the State of Minnesota.

     (b) AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Purchaser has taken all action required by law, its articles or certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Purchaser enforceable against it in accordance with its terms.

     (c) NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles or certificate of incorporation or bylaws of Purchaser; or (ii) to the knowledge of Purchaser violate any Law.

     (d) DISCLOSURE. No representation or warranty by Purchaser in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which made, not misleading as of the date of the representation or warranty.

     (e) CONSENTS AND APPROVALS. Except for the Consents identified on Exhibit 3(e) hereto, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a material adverse effect on the business of Purchaser and its subsidiaries taken as a whole.

     (f) BROKERS. Neither Purchaser nor any of its directors, officers or key employees have employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Purchaser for any such fee or commission to be claimed by any person or entity.


                                     SECTION 4

4.   COVENANTS.


     (a) CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any disclosure of any Information permitted hereunder, the disclosing party shall first obtain each recipient's undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party;
(iii) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (iv) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises no less care than it takes with respect to its own similar information.

     (b) FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end.

     (c) FURTHER ASSURANCES; COOPERATION; NOTIFICATION. Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

     (d) BULK TRANSFERS. Company has requested that Purchaser waive, and Purchaser hereby agrees to waive, the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which Company has assets, including without limitation the requirement of notice to creditors. It is expressly agreed by the parties hereto that the obligation to indemnify Purchaser under subsection 8(c) includes any claims by creditors of Company against Purchaser arising, directly or indirectly, in connection with such request and waiver.

     (e) EMPLOYEES. Neither Company nor Parent shall, for a period of three (3) years after the Closing Date, take any action, other than with the written consent of Purchaser, to induce any employee who accepts an offer of employment with Purchaser, while still employed by Purchaser or any subsidiary of Purchaser, to enter into the employ of Company, Parent or any affiliate of Company.

     (f) EMPLOYEE RECORD INDEMNIFICATION. Company shall provide Purchaser with access to Company's personnel records relating to its employees. Company and Purchaser agree that such personnel records shall be deemed to be 'Information' subject to the confidentiality provisions above. Purchaser further agrees that it shall use information contained in the personnel records only for legitimate purposes in evaluating potential employees. Purchaser agrees to indemnify each of Company and Parent and their respective officers, directors, employees, agents and stockholders and hold them harmless against any claims, loss, liability, damage, expense or cost (including reasonable attorneys' fees) which such person may suffer, sustain or become subject to as a result of Purchaser's use of such personnel records.


                                     SECTION 5

5.   CONDITIONS TO OBLIGATIONS OF PURCHASER.

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Company and Parent contained in this Agreement, shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

     (b) PERFORMANCE. Company and Parent shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Company and Parent on or prior to the Closing.

     (c)  REQUIRED APPROVALS AND CONSENTS.

          (i) All action required by law and otherwise to be taken by the Boards of Directors of Company and Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (ii) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of from all persons and entities other than Authorities that are identified in the Disclosure Schedule, shall have been delivered, made or obtained, and Purchaser shall have received copies thereof.

     (d) ADVERSE CHANGES. No material adverse change shall have occurred in the condition (financial or otherwise) of the Assets as in the prospects or outlook of the Business.

     (e) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a material adverse effect on the conduct of the Business relating to the Assets.

     (f) LEGISLATION. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     (g) NON-COMPETITION AGREEMENTS. Purchaser shall have been delivered the Non-Competition Agreements of Company, Parent, ANZA, Inc. and all minority shareholders of Company required by Section 9(a).

     (h) LICENSE AGREEMENT. Purchaser shall have been delivered the License Agreement between Purchaser and Company attached hereto as Exhibit 5(h).

     (i) ANZA AGREEMENT. Purchaser shall have been delivered the Agreement between Company, Purchaser and ANZA attached hereto as Exhibit 5(i).

     (k)  MINORITY SHAREHOLDER CONSENTS.     Purchaser shall have been delivered
consents from the minority shareholders of Company in the form attached hereto as Exhibit 5(k).

     (l) REGISTRANT NAME CHANGE AGREEMENT. Purchaser shall have been delivered the Registrant Name Change Agreement in the form attached hereto as Exhibit 5(1) for each Internet domain name.

     (m) LEGAL OPINION. Purchaser shall have been delivered an opinion of legal counsel for Company in the form attached hereto as Exhibit5(m).

     (n) TRADEMARK ASSIGNMENT AGREEMENT. Purchaser shall have been delivered the Trademark Assignment Agreement attached as Exhibit 5(n).

     (o) COPYRIGHT ASSIGNMENT AGREEMENT. Purchaser shall have been delivered the Copyright Assignment Agreement attached as Exhibit 5(o).


                                     SECTION 6

6.   CONDITIONS TO COMPANY'S OBLIGATIONS.

     Notwithstanding anything in this Agreement to the contrary, the obligation of Company and Parent to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained in this

Agreement shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

     (b) PERFORMANCE. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

     (c) CORPORATE APPROVALS. All Consents listed on Exhibit 3(e) hereto shall have been delivered, made or obtained. All action required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (d) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     (e) PAYMENT OF CONSIDERATION. Company and Parent shall have received satisfactory evidence that the wire transfer required by subsection 1(e)(i) hereof has been completed and Purchaser shall have delivered the executed Liabilities Undertaking required by subsection 1(e)(ii) hereof.

     (f) LIABILITIES UNDERTAKING. Purchaser shall have executed and delivered to Company the Liabilities Undertaking attached as Exhibit 1(c).


                                     SECTION 7

[Intentionally left blank]


                                     SECTION 8

8.   SURVIVAL AND INDEMNIFICATION.

     (a) METHOD OF ASSERTING CLAIMS. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party" (as such terms are defined below) as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (i) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses, as defined below (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (A) if a Claim seeks equitable relief or (B) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnfied Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

          (ii) After the Closing, the rights set forth in this Section 8 shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

     (b) SURVIVAL. The representations and warranties of each of the parties hereto shall survive the Closing for a period of two years.

     (c)  INDEMNIFICATION BY COMPANY AND PARENT.

          (i) Subject to the limitations of Section 8(c)(ii), Company and Parent agree to indemnify in full Purchaser and its officers, directors, employees, agents and stockholders (collectively, the "Purchaser Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable attorneys fees), whether or not actually incurred or paid prior to the second anniversary of the Closing Date (collectively, "Losses"), which Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (A) any material misrepresentation in any of the representations and warranties of Company or Parent contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Company or Parent pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (B) any material breach of, or failure to perform, any agreement of Company or Parent contained in this Agreement or any of the Related Documents, or (C) any material "Claims" (as defined in Section 8(a)(i) hereof) or threatened Claims against Purchaser arising out of the actions or inactions of Company or Parent with respect to the Assets or the Business prior to the Closing (collectively, "Purchaser Losses"). Notwithstanding the foregoing provisions of Section 8(c)(i) to the contrary, neither Company nor Parent shall indemnify any Purchaser Indemnified Party for any losses or claims relating to liabilities of the Company assumed by Purchaser pursuant to the Liabilities Undertaking in Exhibit 1(c).

          (ii) Company and Parent shall be liable to Purchaser Indemnified Parties for any Purchaser Losses only if the Purchaser Indemnified Party delivers to Company and Parent written notice, setting forth in reasonable detail the identity, nature and amount of Purchaser Losses related to such claim or claims prior to the second anniversary of the Closing Date

     (d)  INDEMNIFICATION BY PURCHASER.

          (i) Subject to the limitations of Section 8(d)(ii), Purchaser agrees to indemnify in full Company and Parent and their respective officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable attorneys fees), whether or not actually incurred or paid prior to the second anniversary of the Closing Date (collectively, "Losses")which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (A) any material misrepresentation in any of the representations and warranties of Purchaser contained in this Agreement or in any of the Related Documents, (B) any material breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents, or (C) any material Claims or threatened Claims against Seller arising out of the actions or inactions of Purchaser with respect to the Assets or the Business after the Closing (collectively, "Seller Losses").

          (ii) Purchaser shall be liable to the Seller Indemnified Parties for any Seller Losses only if a Seller Indemnified Party delivers to Purchaser written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the second anniversary of the Closing Date.


                                     SECTION 9


9.   ADDITIONAL COVENANTS.

     (a) NON-COMPETITION AGREEMENT. Company and Parent shall execute and deliver to Purchaser at or prior to Closing a Non-Competition and Continuity of Business Undertaking in the form of Exhibit 9(a) hereto (the "Non-Competition Undertaking").

     (b) USE OF COMPANY NAME. Effective upon Closing, except as explicitly provided in the License Agreement between Purchaser and Company, Company shall cease to use the name "ICONtrol" or any derivative or variation thereof for its company name or for any other purpose whatsoever, and shall promptly take all necessary actions to transfer use of such name to Purchaser, including filings with Authorities relinquishing such name. Company shall present evidence of such name change to Purchaser within 10 days of Closing.

     (c) PREMISES. Company and Parent shall remove all personnel not assumed by Purchaser as follows:

          (i) Persona employees will be removed by June 1, 1998. Persona will pay Purchaser a monthly rent in the amount of $800;

          (ii) Tools group employees will be removed by May 1, 1998. No rent will be payable to Purchaser

          (iii) ISP employees will be removed by August 31, 1998. No rent will be payable to Purchaser. The ISP group will be able to use the Microsoft SQL Server product transferred to Purchaser. Purchaser will receive free Internet access through the ISP group until the ISP group is removed.

          (iv) All other employees will be removed as of the date of Closing

     (d) REMITTANCE BY COMPANY/ANZA. Any amounts received by Company, Parent or ANZA from any third party relating to any of the Assets transferred to Purchaser will be remitted to Purchaser within 48 hours of receipt thereof by Company, Parent or ANZA.

     (e) Certain Employees. Purchaser will have access to Deb Nelson, Denise Ragels and Kari O'Connor as needed until June 1, 1998, at no cost. In exchange for such access, the computers used by these employees will transfer to Company with the employees as of June 1, 1998.


                                     SECTION 10

10.  MISCELLANEOUS PROVISIONS.

     (a) EXPENSES. With the exception of the audit fees payable by Purchaser under Section 2(f), each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein is consummated.

     (b) WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

     (c) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     (d) NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile or other similar telegraphic communications equipment:

     If to Company:

                    To:  ANZA, Inc.
                         514 10th Avenue SE
                         Watertown SD  57201
                         Attn:  Greg Kulesa
                         Facsimile No.: (605) 886 0112

     If to Parent:

                    To:  Holien, Inc.
                         Same as above.

or to such other person or address as Company or Parent, respectively, shall furnish to the other parties hereto in writing in accordance with this subsection.

     If to Purchaser:

                    To:  Great Plains Software, Inc.
                         1701 SW 38th Street
                         Fargo, North Dakota 58103
                         Attn:  General Counsel
                         Facsimile No.: 701 281 3752

or to such other person or address as Purchaser shall furnish to the other parties hereto in writing in accordance with this subsection.

     (e) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Purchaser, if Purchaser remains bound hereby.

     (f) GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     (g) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (h) HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     (i) ENTIRE AGREEMENT. This Agreement and the Related Documents embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

     (j) INJUNCTIVE RELIEF. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

     (l) CERTAIN DEFINITIONS. For purposes of this Agreement, the term "knowledge" or "best knowledge" of an entity means knowledge actually possessed by any director or officer of the entity and such knowledge as would have or should have come to the attention of any such director or officer in the course of due inquiry and the preparation and negotiation of this Agreement and related Disclosure Schedule and in the course of discharging such individual's duties as a director or officer of the entity in a reasonable and prudent manner consistent with sound business practices; and

     (m) ARBITRATION. With the sole exception of the injunctive relief contemplated by subsection 10(j), any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, shall be settled by binding arbitration in Minneapolis, Minnesota by one mutually acceptable, qualified arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Notwithstanding such rules, the arbitrator shall not have the authority to award or assess punitive damages against any party. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:                         COMPANY:

GREAT PLAINS SOFTWARE, INC.        ICONTROL, INC.



By:  /s/ Douglas J. Burgum         By:   /s/ Greg Kulesa
   ----------------------------       ---------------------------------

  Its: Chairman & CEO                Its:  Secretary
      -------------------------          ------------------------------

PARENT:

HOLIEN, INC.



By: /s/ Greg Kulesa
   ----------------------------

  Its: Secretary
      -------------------------